Exhibit 10.1

CONFIDENTIAL

March 7, 2016

Mr. Robert J. McNally

13114 Indian Creek Road

Houston, TX 77079

Dear Mr. McNally:

Please accept this letter as a personal invitation to join our team and an official offer of at-will employment as a Senior Vice President and Chief Financial Officer in our Pittsburgh office, reporting to David L. Porges, Chairman and Chief Executive Officer.  Your election as Senior Vice President and Chief Financial Officer of each of EQT Corporation, EQT Midstream Services, LLC and EQT GP Services, LLC will take place following your acceptance of this offer.

Please carefully review the following sections of this letter, as they delineate the conditions of our offer.  This offer is contingent upon the successful completion of a mandatory drug screen, background check, and execution and delivery of the Non-Compete Agreement referenced below.  If you have questions about these pre-employment evaluations, please contact Mary Bawcom at 412.553.5861.

Base Salary

Your beginning base salary will be $16,592.31, paid bi-weekly.  This is equivalent to $431,400.00 annually.  Future adjustments in base salary, if any, are generally made by the Management Development and Compensation Committee (“the MDCC”) of the EQT Corporation Board of Directors in conjunction with our annual performance review process.

Car Allowance

You will be provided a car allowance in the amount of $348.46, paid bi-weekly.  This is equivalent to $9,060 annually, and is intended to cover the annual cost of acquiring, maintaining and insuring a car.

Short-Term (or Annual) Incentive Compensation

In addition to your base salary, EQT Corporation (“EQT” or “Company”) offers incentive compensation under the EQT Corporation Executive Short-Term Incentive Plan (“ESTIP”).

Your 2016 target for the ESTIP will be 75% of the midpoint of your position, prorated based on full months worked during the calendar year in which you were hired.  For calculation purposes, the proration will begin on the first calendar day of the first full month following your hire date.  Your ESTIP target for future years will be established by the MDCC.

EQT Corporation | EQT Plaza | 625 Liberty Avenue | Suite 1700 | Pittsburgh, PA 15222

T 412.553.5712 | F 412.553.5722 | www. eqt.com

Signing Bonus

You will be eligible for a $500,000 cash signing bonus.  This bonus will be paid in the first pay period following your start date.  If you terminate your employment with EQT prior to your second year anniversary date, you will be required to repay the signing bonus in full within 30 days of your termination date.

You will also be eligible for a $500,000 restricted stock signing bonus, determined on a basis consistent with the Company’s practice.  This award will be granted on your commencement date or as soon thereafter as is practical and will vest on the one year anniversary of your employment.  If you terminate your employment with EQT prior to your second year anniversary date, you will be required to repay the value at vesting in full within 30 days of your termination date.

Any disputes arising over your obligation to repay any amounts under this section to the Company will be resolved through final and binding arbitration in accordance with Section 11 of the Non-Compete Agreement described below.

Long-Term Incentive Plan

You are eligible for a 2016 long-term incentive award consisting of performance-based restricted awards and options (assuming your employment commences on or before March 30, 2016) valued at $3,000,000, determined on a basis consistent with the Company’s practice.  The awards will be granted on your commencement date or as soon thereafter as is practical.  They will be governed by the EQT Corporation 2014 Long-Term Incentive Plan and the related Program documents and participant award agreements.  The actual number of shares granted will be determined using the closing price of EQT stock on the grant date, rounded up to the next 10 shares.  Your long-term incentive award for future years will be established by the MDCC.

Equity Ownership Guidelines

Consistent with the goal of driving long-term value creation for shareholders, the Company’s equity ownership guidelines require significant equity ownership by our executive officers.  Qualifying holdings include EQT stock, EQT GP Holdings, LP (EQGP) units and EQT Midstream Partners, LP (EQM) units owned directly, EQT shares held in the Company’s 401(k) plan, time-based restricted stock and units, and performance-based awards for which only a service condition remains, but do not include other performance-based awards or options.  Although mandatory, there is no deadline for achieving the ownership guidelines and executives are not required to purchase EQT stock, EQGP units or EQM units.  The net shares or units acquired through incentive compensation plans (through the exercise of options, the vesting of restricted stock or similar) must be retained if an executive has not satisfied his target.  An executive’s failure to meet the equity ownership guidelines may influence an executive’s mix of cash and non-cash compensation.  Executives are not permitted to pledge their EQT equity, or EQGP equity if they are also directors or executive officers of EQGP’s general partner or EQM equity if they are also directors or executive officers of EQM’s general partner.  Executives are not permitted to hedge or otherwise invest in derivatives involving EQT stock, EQGP units or EQM units.

All executive officers, other than the CEO, currently have a three times base salary guideline.

Confidentiality, Non-Solicitation and Non-Competition Agreement

This offer is conditioned upon you executing the enclosed Confidentiality, Non-Solicitation and Non-Competition Agreement (“Non-Compete Agreement”).

Executive Alternative Work Arrangement

You have the option at this time of electing to participate in Executive Alternative Work Arrangement status following your cessation of full-time employment with EQT.  If you desire to participate, you must make an election at this time in conjunction with the execution of your Non-Compete Agreement.  See “Executive Alternative Work Arrangement Employment Agreement” attached as Exhibit A to the Non-Compete Agreement and the election form that immediately precedes Exhibit A to the Non-Compete Agreement.

Work Schedule Options

In order to provide employees with a way to maintain work/life balance, EQT has two work schedule options — a 9/80 work schedule and a traditional 8-hour day/5 days per week option.  Under the 9/80 work schedule, during the standard 80-hour pay period employees work eight 9-hour days (Monday through Thursday) and one 8-hour day (Friday), with a tenth day off (alternate Friday).

Initially, you will work the traditional work schedule until you make a selection and discuss it with your supervisor.  Detailed information on these work schedule options, holidays and vacation will be covered in orientation.  You will have 31 days to make your schedule selection.

Employee Benefits

You will have the opportunity to participate in such group medical, dental, life and disability insurance plans, retirement and savings plans and other fringe benefit programs as are available generally to employees of the Company, and as may be amended from time-to-time.

Additional Retirement Benefit

Once 401(k) contributions for executive officers reach the maximum level permitted under the 401(k) plan or by regulation, Company contributions are continued on an after-tax basis under the 2006 Payroll Deduction and Contribution Program through an annuity program offered by Fidelity Investments Life Insurance Co.  Each year, the Company also contributes an amount equal to 11% of each executive officer’s annual incentive award to such program.

Perquisites

See “2016 Executive Officer Perquisites” document attached.

Vacation and Holidays

Your annual vacation entitlement will be 240 hours, which will be prorated for the first year based upon full months worked.  Additionally, EQT presently observes certain paid holidays.

Relocation Benefits

You will be eligible to receive the following Tier IV moving and relocation benefits, provided that you sign the enclosed Relocation Expense Reimbursement Agreement:

•                  Miscellaneous Allowance in the amount of $10,000.  The Miscellaneous Allowance is not grossed up for tax purposes.

•                  Please see the attached Moving and Relocation Benefit Summary for additional details on this benefit.

Contingency Matters

This offer and your continued employment with EQT are contingent upon the following:

•                  In accordance with the Federal Immigration Reform and Control Act of 1986, you are required to provide EQT with verification of your identity and eligibility to work in the United States; and

•                  Submitting to and successfully completing all pre-employment assessments including a drug screen, background check, and execution and delivery of the Non-Compete Agreement.

The benefits and perquisites described above are subject to review and modification by the MDCC or, if applicable to all employees, by EQT from time to time.

We anticipate your tentative starting date to be March 21, 2016.

Please understand that employment with EQT is at-will, which means that either you or the Company can terminate the employment relationship at any time, with or without cause.  This employment-at-will relationship cannot be changed except by a written agreement approved by the MDCC and signed by an authorized officer of the Company.

If you have any questions regarding this offer, please contact me at 412.553.5712.  Should you accept, you must also complete and return the attached Non-Compete Agreement to the attention of Mary Bawcom via fax at 412.553.5732 or via e-mail in the form of a .pdf to onboarding@eqt.com.

With your acceptance, you confirm that you are not currently bound by or subject to any confidentiality or non-competition agreement with a previous employer that you have not previously disclosed to us and, if in writing, provided a copy to us.

EQT’s onboarding process is administered through an online application called Taleo Onboard.  Once we receive your signed offer letter, you will receive an e-mail from Taleo Onboard with details to set up your username and password.  Please log-on to Taleo Onboard immediately to complete your profile, post-offer employment questionnaire and background check release forms.  Until these forms have been completed, we cannot initiate your mandatory pre-employment assessments.  If you experience any problems using Taleo Onboard, please send an email to onboarding@eqt.com or contact Mary Bawcom at 412.553.5861.

This offer expires seven days from the date of this letter.

Confidentiality

This letter is confidential, and its contents are intended solely for review by you and your counsel.  You should not disclose, and you will advise your counsel not to disclose, this letter’s contents or the fact of its existence to any third party without our prior written consent.  You understand that action by the boards of EQT, EQGP and EQM to appoint you as principal financial officer of the respective organizations will require a public announcement by the Company.  We understand that disclosing your consideration of this offer and your acceptance thereof may be detrimental to your current position.  Except as may be required by law or stock exchange rule, the disclosure of this offer and your acceptance, if any, to any third party other than your counsel and our representatives subject to an appropriate confidentiality obligation, will be mutually agreed upon and coordinated.

Please return one copy of this letter with your signature indicating your acceptance or rejection of this offer, and the terms and conditions contained herein, to me.  If you have any questions, please contact me directly.

Sincerely,

/s/ Charlene Petrelli

Charlene Petrelli
Vice President and Chief Human Resources Officer

I Accept / Reject (circle) the Company’s offer of employment and the terms and conditions set forth herein:

/s/ Robert J. McNally	March 10, 2016
Robert J. McNally	Date